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                                                                    Exhibit 10.6


                              QUALITY DISTRIBUTION

Thomas L. Finkbiner
President & CEO

March 27, 2000

Mr. Bo Leslie
909 Calverton Court
Ft. Wayne, Indiana 46825

Dear Bo:

Quality Distribution, Inc. is pleased to make the following offer:

Title:                     Senior Vice President, Sales and Marketing

Salary:                    Annual base salary of $150,000.00.

Hire Date:                 March 27, 2000.

Vacation:                  Four (4) weeks per year.

Car Allowance:             $638.00 per month.

Retention Bonus:           $15,000 per year on your first and second anniversary
                           with the company (over and above other compensation).

Annual Bonus:              An annual bonus equal to 35% of your base salary
                           based on the Incentive Bonus Program. .

Signing Bonus:             $20,000.00 signing bonus (refundable to the Company
                           if you leave within one year). This amount will be paid within 30 days of your start date with the Company.

Options: You will be granted stock options of 7,500 shares of common stock. At the lower of $40.00 per share or its determined value as of 1-1-00.

       3802 Corporex Park Drive - Tampa, FL 33619 - Phone 813-246-7361 -
                                Fax 813-630-2907


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Bo Leslie
March 27, 2000
Page 2

RELOCATION EXPENSES:       The company will cover: (1) six months
                           transitional living expenses; (2) one trip to your Fort Wayne residence every other week; (3) full service household goods move; (4) coverage of customary real estate fees that include commission on the sales of your Fort Wayne residence; and (5) Two house-hunting trips to the Tampa area for your family.

BENEFITS:                   Participation in the 401 K at the first eligible
                           entry date and participation in the group health insurance program at the time your coverage ends at Triple Crown.

TRAVEL: Travel in accordance with the current Company travel policy.

SEVERANCE:                 Your employment will commence as of the Hire Date and
                           continue until the second anniversary of the Hire
                           Date and year to year thereafter, unless either party provides written notice at least 90 days prior to the end of the term. The .Company reserves the right to terminate your employment at any time with or without "cause" (as defined below) and you reserve the right to terminate your employment with "good reason" (as defined below), provided that if the Company terminates your employment without "cause" or you .
                           terminate your employment with "good reason" the Company will pay you (a) your then current base salary for one year after such termination and you shall be entitled during such time to the continuation of health, medical and other benefits.
                           If the Company terminates your employment for "cause" or you terminate your employment other than for "good reason" you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination.

                           For purposes of this Employment Offer, "cause" means
                           (i) a good faith finding by the Board of Directors of the Company (or a committee thereof) of your failure to satisfactorily, perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct, or (ii) your conviction of, or the entry of a pleading of guilty or nolo contenders by you, to any crime involving moral turpitude or any felony. For purposes of this Employment Offer, "good reason" means a material diminution in your duties and responsibilities caused by the Company, a material breach by the Company of its compensation and benefit obligations under this Employment Offer, or an involuntary relocation by more than 50 mites from Tampa, Florida.


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Bo Leslie
March 21, 2000
Page 3

Drug and Alcohol Policy:   A condition of this offer of employment is that you
                           read the attached Drug and Alcohol Policy. Please return the attached form of the policy titled
                           "Quality Distribution, Inc. I Quality Carriers, Inc.
                           Drug and Alcohol Policy." You must attain a negative result after taking the drug screen test for new hires.

Bo, we are excited about having you join the Quality Distribution organization.

Please acknowledge your acceptance of this offer by signing below and returning document to my attention.

Sincerely,


/s/ Thomas L. Finkbiner
Thomas L. Finkbiner
Chief Executive Officer



/s/ Bo Leslie                                                  3-30-00
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             Accepted by Bo Leslie                                Date